Exhibit 99.1

EXCERPTS FROM PRELIMINARY FINANCING MATERIALS,
DATED JANUARY 26, 2015

As used in these excerpts, except where otherwise specified or unless the context otherwise requires, the terms “Dollar Tree,” the “Company,” “we,” “us,” and “our” refer to Dollar Tree, Inc., a Virginia corporation, and its consolidated subsidiaries prior to the Acquisition (as defined below), the term “Family Dollar” refers to Family Dollar Stores, Inc., a Delaware corporation, and its consolidated subsidiaries.  As used in these excerpts, the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of July 27, 2014, as amended by amendment no. 1 on September 4, 2014, and as it may be further amended from time to time, by and among Dollar Tree, Family Dollar and Dime Merger Sub, Inc., a wholly owned subsidiary of Dollar Tree, the term “Acquisition” refers to the proposed acquisition by Dollar Tree of Family Dollar pursuant to the Merger Agreement, references to the “combined company” as used in these excerpts refer to Dollar Tree and its consolidated subsidiaries after giving pro forma effect to the Acquisition, and the term “Transactions” refers to the Acquisition, payment of related fees and expenses and the following debt financing transactions undertaken in connection with the Acquisition:  the consummation of an offering of senior unsecured notes (the “New Notes”) and the escrow procedures required in connection therewith, the incurrence of indebtedness under certain new senior secured credit facilities (the “New Senior Secured Credit Facilities”), including a senior secured revolving credit facility (the “New Revolving Credit Facility”), a term loan A facility (the “Term Loan A”), and a term loan B facility (the “Term Loan B “, and together with the Term Loan A, the “New Term Loan Facilities”), the securing of Family Dollar’s existing senior notes due 2021 (the “Existing 2021 Family Dollar Notes”) equally and ratably with the New Senior Secured Credit Facilities to the extent required by the indenture governing the Existing 2021 Family Dollar Notes, and the refinancing of certain of our and Family Dollar’s existing indebtedness.  You should not assume that the information set forth below is accurate as of any date other than January 26, 2015.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary statement concerning forward-looking information

Certain statements contained in these excerpts are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements contained herein include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the financing of the proposed transaction, the benefits, results, effects, timing and certainty of the proposed transaction, future financial and operating results, expectations concerning the antitrust review process for the proposed transaction and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the Acquisition include, among others: the risk that regulatory approvals required for the Acquisition are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the Acquisition are not satisfied; the risk that the financing required to fund the transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Acquisition; uncertainties as to the timing of the Acquisition; competitive responses to the Acquisition; response by activist stockholders to the Acquisition; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the Acquisition; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from the Acquisition; litigation relating to the Acquisition; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Dollar Tree, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “A Warning About Forward-Looking Statements” and “Risk Factors” in Dollar Tree’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Dollar Tree’s Quarterly Reports on Form 10-Q for the quarters ended May 3, 2014, August 2, 2014 and November 1, 2014, and other reports filed by Dollar Tree with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Dollar Tree undertakes no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

Our business strategy

Catalyze significant white-space opportunity.  Over the past decade we have built a solid and scalable infrastructure, which provides a strong foundation for our future growth. Following consummation of the Acquisition, we are committed to growing our combined business to take advantage of significant white space opportunities that we believe exist for both Dollar Tree and Family Dollar store concepts. Using our proven real estate strategy across our combined business, we intend to drive future store openings by capitalizing on data-driven insights regarding location, target customer profile, competitive dynamics and cost structure. Over the long term, we believe that we can operate more than 7,000 Dollar Tree stores and 15,000 Family Dollar stores across the country.

Recent financial performance

The following sets forth preliminary unaudited financial information for Dollar Tree for the two fiscal month period ended January 3, 2015 and the corresponding period of the prior year.   The information set forth below is subject to revision in connection with the finalization of financial statements for Dollar Tree’s fiscal year ending January 31, 2015.

Dollar Tree

Consolidated net sales for the two fiscal months ended January 3, 2015 increased 10.2% to $1.92 billion from $1.74 billion in the corresponding period of the previous fiscal year. Consolidated same-store sales on a constant currency basis increased 5.2% compared to a 1.6% increase in the corresponding prior-year period.

Gross profit increased 10.2% to $747.1 million from $678.1 million in the corresponding prior year period. As a percent of sales, gross margin was consistent with the corresponding prior-year period.

Selling, general and administrative expenses were 19.9% of sales compared to 19.8% of sales in the corresponding prior year period. The results for the two fiscal month period ended January 3, 2015 included $4.8 million in Acquisition-related costs associated with the Acquisition. Excluding Acquisition-related costs, selling, general and administrative costs were 19.7% of sales, a 10 basis point improvement compared to the corresponding prior year period. The improvement as a percent of sales was primarily attributable to leverage from the comparable store sales increase.

Dollar Tree opened 35 stores, expanded or relocated 3 stores, and closed 3 stores during the two fiscal month period. Retail selling square footage increased to 46.1 million square feet, a 6.8% increase compared to 43.1 million as of the end of the corresponding prior year period.

Dollar Tree’s consolidated financial statements for the fiscal year ending January 31, 2015 will be included in Dollar Tree’s Annual Report on Form 10-K for the fiscal year ending January 31, 2015, which will be filed with the SEC. The final audited consolidated financial results for the fiscal year ending January 31, 2015 will include results for the two fiscal months ended January 3, 2015 and may vary from Dollar Tree’s expectations and may be materially different from the preliminary financial information provided above.  The preliminary financial data included above has been prepared by, and is the responsibility of, Dollar Tree management. KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Sources and uses

The following table sets forth the approximate sources and uses related to the Transactions as currently estimated.  Actual amounts will vary from estimated amounts depending on several factors, including actual amounts of fees and expenses related to the Transactions:

(in millions)
Sources
Cash on combined balance sheet(1)	$621
New Revolving Credit Facility(2)	240
New Term Loan Facilities
Term Loan A	500
Term Loan B	5,200
Existing 2021 Family Dollar Notes(3)	300
Other debt(4)	7
New Notes	2,500
Equity issuance in connection with the Acquisition(5)	1,943
Total	$11,311

(in millions)
Uses
Equity purchase price(5)	$8,764
Refinance existing debt(6)	1,205
Breakage costs to refinance existing debt(7)	131
Existing 2021 Family Dollar Notes(3)	300
Other debt(4)	7
Fees and expenses(8)	423
Cash to combined balance sheet	481
Total	$11,311

(1)         Pro forma balance sheet cash expected to be $929 million as of January 31, 2015.

(2)         The New Revolving Credit Facility is expected to provide up to $1,250.0 million of revolving borrowings with a sublimit for letters of credit. We expect to borrow approximately $240.0 million under the New Revolving Credit Facility at the closing of the Transactions.

(3)         Represents the outstanding amount under the existing 2021 Family Dollar Notes, which are expected to remain outstanding after the closing of the Acquisition.

(4)         Represents a forgivable promissory note owed to the state of Connecticut made in connection with the acquisition, construction and installation of land, building, machinery and equipment for the Dollar Tree distribution facility in Windsor, Connecticut.

(5)         Based on the closing price of Dollar Tree common stock on the Nasdaq on January 15, 2015.

(6)         Represents the aggregate outstanding amounts under our existing senior unsecured credit facilities, our existing private placement notes, Family Dollar’s existing private placement notes, and Family Dollar’s existing credit facilities, all of which are expected to be refinanced in connection with the closing of the Acquisition.

(7)         Based on relevant U.S. treasury yields as of January 15, 2015.

(8)         Represents estimated fees and expenses associated with the Transactions, including commitment, placement and other financing and investment banking fees and other transaction and professional fees.

Certain unaudited combined financial data

The following certain preliminary unaudited combined financial data give effect to the Acquisition based on the assumption that the Acquisition occurred as of February 3, 2013 for the preliminary Unaudited Pro Forma Condensed Combined Income Statements for the four quarters ended November 1, 2014. For purposes of preparing this data, the approximately $8,440 million of financing to be obtained by Dollar Tree in connection with the Acquisition is assumed to be financed by long-term bank debt of approximately $5,700 million, senior unsecured notes of approximately $2,500 million and revolving credit facility borrowings of approximately $240 million. As used in this excerpt, the term “Pro Forma Adjusted EBITDA” refers to Adjusted EBITDA calculated on a pro forma basis for the Transactions, based on Dollar Tree’s Adjusted EBITDA for its historical four fiscal quarter period ended November 1, 2014 and Family Dollar’ Adjusted EBITDA for its fiscal year ended August 30, 2014.

(in millions)	Four quarters ended November 1, 2014
Other financial data
Pro Forma Adjusted EBITDA	$2,087.8
Pro Forma cash interest expense	$446.8
Ratio of total debt to Pro Forma Adjusted EBITDA	4.19
Ratio of Pro Forma Adjusted EBITDA to cash interest expense	4.67

(in millions)	Four quarters ended November 1, 2014
Pro Forma Adjusted EBITDA Reconciliation:
Pro Forma Net Income	$618.8
Plus: Earnings (loss) attributable to non-controlling interest	—
Plus: Provision for income taxes	$333.0
Plus: Interest expense, net	$493.0
Plus: Depreciation and amortization	$467.2
Pro Forma EBITDA	$1,912.0
Plus: Goodwill impairment charge	—
Plus: Asset impairment charge	$0.5
Plus: Acquisition and acquisition-related integration costs	$31.2
Plus: Restructuring charges(1)	$90.1
Plus: Stock-based compensation	$54.0
Pro Forma Adjusted EBITDA	$2,087.8

(1)         During the second half of fiscal 2014, Family Dollar completed a series of restructuring initiatives which included closing 377 underperforming stores and reducing expenses through workforce optimization. As a result of these initiatives, Family Dollar incurred $90.1 million of charges in fiscal 2014, consisting primarily of lease obligations, property and equipment impairments, inventory write-downs, and termination benefits.

Certain historical consolidated financial data of Dollar Tree

The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, for Dollar Tree as of and for the years ended February 1, 2014, February 2, 2013 and January 28, 2012. Fiscal 2012 included 53 weeks, commensurate with the retail calendar, while all other fiscal years reported in the table contain 52 weeks. This information has been derived from Dollar Tree’s audited consolidated financial statements. Historical financial data as of and for the three quarters ended November 2, 2013 and November 1, 2014 have been derived from Dollar Tree’s unaudited condensed consolidated financial statements that include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Dollar Tree for the periods and at the dates presented. The financial data for the four quarters ended November 1, 2014 were derived by adding the financial data from the unaudited consolidated financial statements for the three quarters ended November 1, 2014 with the financial data from the audited consolidated financial statements for the fiscal year ended February 1, 2014 and then deducting the financial data from the unaudited consolidated financial statements for the three quarters ended November 2, 2013.  Operating results for the three quarters ended November 1, 2014 are not necessarily indicative of the results that can be expected for the year ending January 31, 2015.

	Year ended			Three quarters ended		Four quarters ended
	January 28, 2012	February 2, 2013	February 1, 2014	November 2, 2013	November 1, 2014	November 1, 2014
Adjusted EBITDA reconciliation
Net income	$488.3	$619.3	$596.7	$383.6	$392.7	$605.8
Plus: Earnings (loss) attributable to non-controlling interest	—	—	—	—	—	—
Plus: Provision for income taxes	291.2	359.6	357.6	231.6	236.9	362.9
Plus: Interest expense	3.3	3.7	16.6	7.4	26.4	35.6
Less: Interest income	0.4	0.9	1.2	1.0	0.6	0.8
Plus: Depreciation and amortization	163.9	175.3	190.5	140.3	151.5	201.7
EBITDA	$946.3	$1,157.0	$1,160.2	$761.9	$806.9	$1,205.2
Plus: Goodwill impairment charge	—	—	—	—	—	—
Plus: Asset impairment charge	0.9	0.5	0.5	—	—	0.5
Plus: Acquisition and acquisition-related integration costs	—	—	—	—	21.8	21.8
Plus: Gain on disposition of minority interest(1)	—	(60.8)	—	—	—	—
Plus: Stock-based compensation	31.6	35.5	37.0	30.1	31.7	38.6
Adjusted EBITDA	$978.8	$1,132.2	$1,197.7	$792.0	$860.4	$1,266.1

(1)                                 Represents the gain on sale of Dollar Tree’s investment in Ollie’s Holdings, Inc.

Risk Factors

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits, synergies and cost savings of the Acquisition may not be realized, including as a result of the challenges Family Dollar has been recently experiencing as a stand-alone company.

Family Dollar and Dollar Tree have operated and, until the completion of the Acquisition, will continue to operate, independently. The success of the Acquisition, including anticipated benefits, synergies and cost savings, will depend, in part, on Dollar Tree’s ability to successfully combine and integrate the businesses of Dollar Tree and Family Dollar. It is possible that the pendency of the Acquisition and/or the integration process could result in the loss of key employees, higher than expected costs, litigation relating to the Acquisition, diversion of management attention of both Family Dollar and Dollar Tree, increased competition, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the Acquisition. If Dollar Tree experiences difficulties with the integration process, the anticipated benefits of the Acquisition may not be realized fully or at all, or may take longer to realize than expected. Family Dollar’s first quarter of fiscal year 2015 experienced increased pressures on merchandise margin, deleveraging of expenses and increased professional fees, and such conditions may continue in the remainder of fiscal year 2015. Moreover, Family Dollar has recently experienced turnover in its corporate offices and may continue to do so during the pendency of the Acquisition and/or integration process. Each of these factors, among others, could negatively impact the actual benefits realized in the Acquisition. Furthermore, integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Dollar Tree and Family Dollar during this transition period and for an undetermined period after completion of the Acquisition on the combined company. In addition, the actual cost savings of the Acquisition could be less than anticipated.

Lawsuits have been filed against Family Dollar, its directors, Dollar Tree and Merger Sub challenging the Acquisition, and an adverse ruling in such lawsuits may prevent the Acquisition from becoming effective or from becoming effective within the expected timeframe.

Family Dollar, its directors, Dollar Tree and Merger Sub are named as defendants in three putative class action lawsuits, which have been consolidated under the caption In re Family Dollar Stores, Inc. Stockholder Litig., C.A. No. 9985 CB., brought by purported Family Dollar shareholders challenging the proposed merger, seeking, among other things, to enjoin consummation of the Acquisition. The parties conducted document discovery relating to the motion for a preliminary injunction and a hearing was held on December 5, 2014. On December 19, 2014, the Court of Chancery issued an opinion and order denying plaintiffs’ preliminary injunction motion. The plaintiffs sought from the Court of Chancery certification of an interlocutory appeal of that order to the Delaware Supreme Court, but on January 2, 2015, the Court of Chancery denied that request. No schedule has yet been set for the adjudication of the plaintiffs’ remaining claims for relief. If the plaintiffs are successful in their remaining claims, there could be an adverse effect on Dollar Tree and Family Dollar’s business, financial condition, results of operations and cash flows.

The Acquisition

Regulatory Approvals

Dollar Tree and Family Dollar each submitted a filing under the HSR Act, on August 8, 2014, and each received a Second Request from the FTC regarding the Acquisition on September 8, 2014. Dollar Tree and Family Dollar certified substantial compliance with the Second Request on November 7, 2014, and October 21, 2014, respectively. The HSR Act waiting period has been extended by a timing agreement among the parties and the FTC, and Dollar Tree and Family Dollar have agreed to provide the FTC with four weeks’ notice prior to closing. Dollar Tree expects to initiate the 4-week notice period (which may be terminated early by the FTC) after Dollar Tree executes a consent decree with the FTC.

Dollar Tree and Family Dollar have remained actively engaged with the staff of the FTC regarding its review of the Acquisition. Dollar Tree now believes that it will need to divest no more than roughly 300 stores. Dollar Tree has made a divestiture proposal and is working to reach agreement with the FTC staff regarding the specific number and location of stores for divestiture as soon as possible. The staff of the FTC has provided Dollar Tree with a preliminary number of stores—roughly 300—that appear to raise concern. Dollar Tree expects that a number of stores are likely to be removed from this set due to adjustments to account for the Dollar Tree banner’s $1 pricing model, while a small number of other stores may be added due to other competition concerns, such as the existence of Family Dollar stores that adjust prices partially based on the presence of a Dollar Tree store nearby. Although, as discussed above, the ultimate number of store divestitures that will be required to obtain FTC approval is subject to significant uncertainties, Dollar Tree management currently estimates the reasonable worst case divestiture outcome is a divestiture of roughly 300 stores and a loss of approximately $75 million in Pro Forma Adjusted EBITDA. In parallel, Dollar Tree has identified potential divestiture buyers, expects to receive multiple initial indications of interest, and expects to present potential buyers to the FTC for approval shortly. Multiple potential buyers are conducting due diligence under non-disclosure agreements. Dollar Tree will move to secure FTC approval and finalize divestiture agreements with the selected bidder as soon as practical.

Unaudited pro forma condensed combined financial information

The preliminary unaudited pro forma condensed combined financial information is derived from the historical financial statements of Dollar Tree and Family Dollar. The preliminary unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with Dollar Tree treated as the acquirer.

Dollar Tree, a registrant with a year that ends on the Saturday closest to January 31, acquired Family Dollar with a year that ends on the Saturday closest to August 31. The pro forma income statement for the year-ended February 1, 2014 includes (1) Dollar Tree’s year ended February 1, 2014 and (2) Family Dollar’s four quarters ended November 30, 2013. The pro forma income statement for the three quarters ended November 1, 2014 includes (1) Dollar Tree’s nine months ended November 1, 2014 and (2) Family Dollar’s three quarters ended August 30, 2014. The pro forma income statement for the four quarters ended November 1, 2014 includes (1) Dollar Tree’s four quarters ended November 1, 2014 and (2) Family Dollar’s four quarters ended August 30, 2014.

The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of November 1, 2014 is presented as if the Acquisition and the estimated borrowings used to finance the Acquisition occurred on November 1, 2014. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the year ended February 1, 2014 and the three and four quarters ended November 1, 2014 are presented as if the Acquisition and the related borrowings used to finance the Acquisition occurred on February 3, 2013. The preliminary pro forma adjustments reflect a preliminary exchange ratio of 0.2484 shares of Dollar Tree common stock for every share of Family Dollar common stock.

At the effective time of the Acquisition, the cash paid, debt financing required and shares of Dollar Tree common stock issued may differ from the information in the preliminary unaudited pro forma condensed combined financial information depending on the actual number of shares of Family Dollar common stock outstanding as of the Acquisition date and conditions of the debt markets. In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

The allocation of the purchase price used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the Acquisition. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Family Dollar as of the effective time of the Acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein. Acquisition-related transaction costs may also differ at the time of the Acquisition.

The preliminary unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Dollar Tree. These accounting policies are similar in most material respects to those of Family Dollar. Upon completion of the acquisition, or as more information becomes available, Dollar Tree will perform a more detailed review of Family Dollar’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

As disclosed in Dollar Tree’s historical audited financial statements, Dollar Tree’s gross profit may not be comparable to other retailers, as some companies exclude costs related to their store occupancy and distribution network from cost of sales while others, like Dollar Tree, include all or a portion of such costs in cost of sales. As such, for income statement purposes, certain buying, distribution and occupancy costs for Family Dollar were reclassified from Family Dollar’s selling, general and administrative expenses to cost of sales to conform to Dollar Tree’s calculation of gross profit. In addition, amounts included in other income on Family Dollar’s income statement have been reclassified to selling, general and administrative expenses to conform to Dollar Tree’s presentation of these items.

The preliminary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of Dollar Tree that would have been reported had the Acquisition been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The preliminary Unaudited Pro Forma Condensed Combined Income Statements do not reflect any sales or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the Acquisition.

The preliminary unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Dollar Tree and Family Dollar in Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for each of Dollar Tree and Family Dollar available on the SEC’s website http://www.sec.gov.

Dollar Tree, Inc.

Unaudited pro forma condensed combined balance sheet

As of November 1, 2014

(in millions)	Historical Dollar Tree	Historical Family Dollar(1)	Presentation reclassifications(2)	Pro forma adjustments(3)	Note references(4)	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$407.6	$139.8	$—	$289.5	A	$836.9
Short-term investments	—	8.8	—	—		8.8
Merchandise inventories, net	1,304.9	1,609.9	—	—		2,914.8
Current deferred tax assets, net	22.1	65.9	—	(7.2)	G	80.8
Income tax refund receivable	—	64.5	(19.1)	—		45.4
Other current assets	61.5	213.2	—	48.7	B, C	323.4
Total current assets	1,796.1	2,102.1	(19.1)	331.0		4,210.1
Property, plant and equipment, net	1,193.4	1,688.2				2,881.6
Goodwill	168.7	—	—	5,362.3	D	5,531.0
Other intangible asset	—	—	—	2,422.0	D	2,422.0
Deferred tax assets, net	52.9	—	—	(52.9)	E	—
Other assets, net	156.6	67.0	—	142.4	B, C	366.0
TOTAL ASSETS	$3,367.7	$3,857.3	$(19.1)	$8,204.8		$15,410.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$16.2	$—	$60.8	F	$77.0
Accounts payable	545.0	773.0	(17.7)	—		1,300.3
Other current liabilities	307.2	335.0	17.7	1.0	G, C	660.9
Income taxes payable	14.3	4.8	(19.1)	—		—
Total current liabilities	866.5	1,129.0	(19.1)	61.8		2,038.2
Long-term debt, excluding current portion	757.0	484.2	—	7,428.8	F	8,670.0
Deferred gain	—	227.1	—	(227.1)	G	—
Income taxes payable, long-term	6.0	—	—	—		6.0
Deferred tax liabilities, net	—	34.9	—	988.3	D, E, G, H	1,023.2
Other liabilities	153.1	316.4	—	(92.7)	H, C	376.8
Total liabilities	1,782.6	2,191.6	(19.1)	8,159.1		12,114.2
Shareholders’ equity	1,585.1	1,665.7	—	45.7	I	3,296.5
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,367.7	$3,857.3	$(19.1)	$8,204.8		$15,410.7

(1)         Historical Family Dollar balance sheet as of August 30, 2014.

(2)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Dollar Tree, Inc.

Unaudited pro forma condensed combined income statement

For the year ended February 1, 2014

(in millions, except per share data)	Historical Dollar Tree	Historical Family Dollar(1)	Presentation reclassifications(2)	Pro forma adjustments(3)	Note references(4)	Combined company pro forma
Net sales	$7,840.3	$10,469.5	$—	$—		$18,309.8
Cost of sales	5,050.5	6,884.7	801.7	9.8	J	12,746.7
Gross profit	2,789.8	3,584.8	(801.7)	(9.8)		5,563.1
Selling, general and administrative expenses	1,819.5	2,903.5	(830.5)	—		3,892.5
Operating income	970.3	681.3	28.8	(9.8)		1,670.6
Interest expense, net	15.4	25.4		448.5	F, K	489.3
Other (income) expense, net	0.6	(29.3)	28.8	—		0.1
Income before income taxes	954.3	685.2	—	(458.3)		1,181.2
Provision for income taxes	357.6	243.9	—	(175.3)	L	426.2
Net income	$596.7	$441.3	$—	$(283.0)		$755.0
Earnings per share
Basic	$2.74	$3.84				$3.06
Diluted	$2.72	$3.82				$3.05
Average number of shares outstanding Basic	218.1	115.0				246.4
Diluted	219.1	115.5				247.7
Cash dividends declared per common share	$—	$0.99			M	$—

(1)         Family Dollar’s financial information was derived by adding the quarter ended November 30, 2013 to its year ended August 31, 2013, and removing the quarter ended November 24, 2012.

(2)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Dollar Tree, Inc.

Unaudited pro forma condensed combined income statement

For the three quarters ended November 1, 2014

(in millions, except per share data)	Historical Dollar Tree	Historical Family Dollar(1)	Presentation reclassifications(2)	Pro forma adjustments(3)	Note references(4)	Combined company pro forma
Net sales	$6,126.6	$7,989.6	$—	$—		$14,116.2
Cost of sales	4,010.7	5,303.2	648.6	9.9	J	9,972.4
Cost of sales—restructuring	—	11.9	—	—		11.9
Gross profit	2,115.9	2,674.5	(648.6)	(9.9)		4,131.9
Selling, general and administrative expenses	1,459.3	2,295.1	(672.1)	—		3,082.3
Selling, general and administrative expenses—restructuring	—	78.2	—	—		78.2
Operating income	656.6	301.2	23.5	(9.9)		971.4
Interest expense, net	25.8	22.9	—	322.4	F, K	371.1
Other (income) expense, net	1.2	(23.7)	23.5	—		1.0
Income before income taxes	629.6	302.0	—	(332.3)		599.3
Provision for income taxes	236.9	95.5	—	(127.1)	L	205.3
Net income	$392.7	$206.5	$—	$(205.2)		$394.0
Earnings per share
Basic	$1.91	$1.81				$1.68
Diluted	$1.90	$1.81				$1.67
Average number of shares outstanding
Basic	206.1	113.9				234.5
Diluted	207.0	114.2				235.6
Cash dividends declared per common share	$—	$0.88			M	$—

(1)         Family Dollar’s financial information was derived by subtracting the quarter ended November 30, 2013 from the year ended August 30, 2014.

(2)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Dollar Tree, Inc.

Unaudited pro forma condensed combined income statement

For the four quarters ended November 1, 2014

(in millions, except per share data)	Historical Dollar Tree(1)	Historical Family Dollar(1)	Presentation reclassifications(2)	Pro forma adjustments(3)	Note references(4)	Combined company pro forma
Net sales	$8,361.5	$10,489.3	$—	$—		$18,850.8
Cost of sales	5,420.4	6,946.1	854.2	11.3	J	13,232.0
Cost of sales—restructuring	—	11.9	—	—		11.9
Gross profit	2,941.1	3,531.3	(854.2)	(11.3)		5,606.9
Selling, general and administrative expenses	1,936.3	3,031.6	(884.9)	—		4,083.0
Selling, general and administrative expenses—restructuring	—	78.2	—	—		78.2
Operating income	1,004.8	421.5	30.7	(11.3)		1,445.7
Interest expense, net	34.8	29.8	—	428.4	F, K	493.0
Other (income) expense, net	1.3	(31.1)	30.7	—		0.9
Income before income taxes	968.7	422.8	—	(439.7)		951.8
Provision for income taxes	362.9	138.3	—	(168.2)	L	333.0
Net income	$605.8	$284.5	$—	$(271.5)		$618.8
Earnings per share
Basic	$2.93	$2.49				$2.63
Diluted	$2.92	$2.49				$2.62
Average number of shares outstanding
Basic	206.6	114.0				235.0
Diluted	207.6	114.4				236.2
Cash dividends declared per common share	$—	$1.14			M	$—

(1)         Dollar Tree’s financial information was derived by adding the three quarters ended November 1, 2014 to the year ended February 1, 2014 and removing the three quarters ended November 2, 2013. Family Dollar’s financial information was derived from the financial statements for the year ended August 30, 2014.

(2)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Notes to the unaudited pro forma condensed combined financial information

1.              Basis of pro forma presentation

The preliminary unaudited pro forma condensed combined financial information is derived from the historical financial statements of Dollar Tree and Family Dollar. The preliminary unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with Dollar Tree treated as the acquirer.

Dollar Tree, a registrant with a year that ends on the Saturday closest to January 31, acquired Family Dollar with a year that ends on the Saturday closest to August 31. The pro forma income statement for the year-ended February 1, 2014 includes (1) Dollar Tree’s year ended February 1, 2014 and (2) Family Dollar’s four quarters ended November 30, 2013. The pro forma income statement for the three quarters ended November 1, 2014 includes (1) Dollar Tree’s nine months ended November 1, 2014 and (2) Family Dollar’s three quarters ended August 30, 2014. The pro forma income statement for the four quarters ended November 1, 2014 includes (1) Dollar Tree’s twelve months ended November 1, 2014 and (2) Family Dollar’s four quarters ended August 30, 2014.

The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of November 1, 2014 is presented as if the Acquisition and the estimated borrowings used to finance the Acquisition occurred on November 1, 2014. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the year ended February 1, 2014 and the three and four quarters ended November 1, 2014 are presented as if the Acquisition and the related borrowings used to finance the Acquisition occurred on February 3, 2013. The preliminary pro forma adjustments reflect a preliminary exchange ratio of 0.2484 shares of Dollar Tree common stock for every share of Family Dollar common stock.

At the effective time of the Acquisition, the cash paid, debt financing required and shares of Dollar Tree common stock issued may differ from the information in the preliminary unaudited pro forma condensed combined financial information depending on the actual number of shares of Family Dollar common stock outstanding as of the Acquisition date and conditions of the debt markets.  In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

The allocation of the purchase price used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the Acquisition. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Family Dollar as of the effective time of the Acquisition.  Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.  Acquisition-related transaction costs may also differ at the time of Acquisition.

The preliminary unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Dollar Tree.  These accounting policies are similar in most material respects to those of Family Dollar.  Upon completion of the acquisition, or as more information becomes available, Dollar Tree will perform a more detailed review of Family Dollar’s accounting policies.  As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Certain reclassifications have been made in the presentation reclassifications column of the pro forma condensed combined balance sheet and income statements, relative to Family Dollar’s historical financial statements.  These presentation reclassifications show the impact of conforming the accounting policies in order to present them on a basis consistent with those of Dollar Tree.

Presentation reclassifications include adjustments for reclassifying Family Dollar’s accrued expenses from accounts payable to other current liabilities.  Additionally, as disclosed in Dollar Tree’s historical audited financial statements, Dollar Tree’s gross profit may not be comparable to other retailers, as some companies exclude costs related to their store occupancy and distribution network from cost of sales while others, like Dollar Tree, include all or a portion of such costs in cost of sales.  As such, for income statement purposes, certain buying, distribution and occupancy costs for Family Dollar were reclassified from Family Dollar’s selling, general and administrative expenses to cost of sales to conform to Dollar Tree’s calculation of gross profit.  In addition, amounts included in other income on Family Dollar’s income statement have been reclassified to selling, general and administrative expenses to conform to Dollar Tree’s presentation of these items.  Income taxes payable have been reclassified to income tax refund receivable as the pro forma balance is a net receivable.

The preliminary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of Dollar Tree that would have been reported had the Acquisition been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The preliminary Unaudited Pro Forma Condensed Combined Income Statements do not reflect any sales or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the Acquisition.

The preliminary unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Dollar Tree and Family Dollar included in these excerpts.

2.              Purchase price

Dollar Tree and Family Dollar entered into the Merger Agreement on July 27, 2014. The Acquisition is expected to close as early as March 2015 subject to expiration or termination of the applicable waiting period under the HSR Act and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.

The stock price used to determine the preliminary estimated purchase price is based on the closing price of a share of Dollar Tree common stock on January 15, 2015 which was $66.41. The preliminary estimated purchase price also includes the fair value of Dollar Tree stock options that will be issued in exchange for Family Dollar’s existing stock options and other costs of the transaction.

The calculation of the preliminary estimated purchase price is as follows:

Calculation of shares of Dollar Tree common stock to be issued:

Number of shares of Family Dollar common stock outstanding as of November 1, 2014 (i)	114.5 million
Agreed consideration per share (ii)	$74.50
Total consideration payable to Family Dollar shareholders	$8,714.5 million
Consideration payable in cash to Family Dollar shareholders	$6,825.4 million
Consideration payable in common stock to Family Dollar shareholders	$1,889.1 million
Preliminary exchange ratio based on the closing share price for Dollar Tree common stock as of November 1, 2014 (ii)	0.2484
Number of shares of Dollar Tree common stock to be issued	28.4 million

(i)            Includes 151,628 restricted shares of Family Dollar common stock that will vest at the time of the Merger and will be entitled to receive the merger consideration of $74.50 per share.

(ii)         As of January 15, 2015, Dollar Tree’s stock price of $66.41 exceeds the minimum share ratio price of $59.98 fixing the exchange ratio at 0.2484. As a result the effective consideration paid per share is $76.10.

Calculation of preliminary estimated purchase price:

(in millions)
Estimated fair value of 28.4 million shares of Dollar Tree common stock (iii)	$1,889.1
Cash to be issued to Family Dollar shareholders - 114.5 million shares at $59.60 per share	6,825.4
Preliminary estimated total purchase price	$8,714.5

(iii)      The estimated fair value per share is based on the closing price of a share of Dollar Tree common stock as of January 15, 2015 which was $66.41.

Stock options

Under the terms of the Merger Agreement, upon completion of the Acquisition the stock options outstanding under Family Dollar’s equity incentive plans will, if unvested, be reissued under an equity plan of Dollar Tree (which may include the assumed Family Dollar equity plan) and, if not exercised, will be exchanged for Dollar Tree stock options at the preliminary exchange ratio of 1.1218, which is calculated based on the closing share price for Dollar Tree common stock as of January 15, 2015.

Dollar Tree believes the fair value of Dollar Tree stock options, adjusted for the preliminary exchange ratio, approximates the fair value of Family Dollar stock options. Accordingly, the fair value of the Family Dollar stock options was recognized as a component of purchase price and no additional amounts have been recognized as compensation expense. Dollar Tree will recalculate the fair value of the Family Dollar stock options and of the Dollar Tree options issued in exchange at the time of the Acquisition in order to determine whether any amounts should be recognized as compensation expense at the time of the Acquisition.

Preliminary purchase price allocation

The combined company will allocate the purchase price paid by Dollar Tree to the fair value of the Family Dollar assets acquired and liabilities assumed.  The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Family Dollar as of May 31, 2014.  In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the Acquisition.  The final purchase price allocation could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Acquisition.  The preliminary purchase price allocation follows:

(in millions)
Book value of net assets acquired (i)	$1,665.7
Fair value adjustments:
Identifiable intangible asset (ii)	2,422.0
Other non-current liabilities (iii)	(729.7)
Adjustments to Family Dollar debt (iv)	(5.8)
Goodwill (v)	5,362.3
Total fair value adjustments	7,048.8
Total purchase price	$8,714.5

(i)             The unaudited pro forma condensed combined financial information has been prepared using Family Dollar’s available financial information.  Except as described below, the carrying value of Family Dollar’s net assets are considered to be a proxy for the fair value of those assets and liabilities.  Adjustment may be required when additional information is obtained and a more detailed review is performed of the net assets acquired.  The actual amounts recorded when the Acquisition is completed may differ materially from the current book value of Family Dollar’s net assets of $1,665.7 million at August 30, 2014.

(ii)          Based on a preliminary valuation, the identifiable intangible asset consists of an indefinite-lived trade name of approximately $2,422.0 million.

(iii)       Historical non-current liabilities were increased by an adjustment to deferred tax liabilities of $926.4 million associated with the $2,422.0 million valuation of identifiable intangible assets partially reduced by $196.8 million to reflect the elimination of Family Dollar’s deferred rent balances and deferred gain as they will not be assigned value during the purchase price allocation.

(iv)      Represents addition of Family Dollar issuance discount on debt which will be assumed by Dollar Tree upon completion of the Acquisition and the write-off of deferred financing costs on Family Dollar debt to be retired in connection with the Acquisition.

(v)         Goodwill was increased by $5,362.3 million to reflect the excess of consideration paid to consummate the Acquisition over the fair value of the assets acquired.

3.   Pro forma adjustments

A.            The net adjustment to cash represents the difference between sources of funds and uses of funds related to the Acquisition.

B.            The adjustments to other current assets and other assets, net include the recording of estimated deferred debt issuance costs and the elimination of existing deferred financing costs of $3.8 million for Dollar Tree and $4.8 million for Family Dollar.  Debt issuance costs will be amortized over the life of the debt; therefore, $29.0 million is classified as other current assets and $170.7 million is classified as other assets, net.

C.            The adjustments to other current assets, other assets, net, other current liabilities and other liabilities include $19.7 million related to deferred compensation balances being reclassified from long-term to current as they are currently payable following the Acquisition.

D.            The adjustment to goodwill consists of $5,362.3 million while the adjustment to intangible asset consists of $2,422.0 million.  An adjustment of $926.4 million to deferred tax liabilities is also associated with the intangible asset adjustment.  See Note 2 for the estimated purchase price allocation.  The pro forma purchase price allocation is preliminary as the Acquisition has not yet been completed.  The pro forma presentation assumes that the historical values of Family Dollar’s net assets approximate fair value.  Additionally, the allocation of the purchase price to the acquired intangible asset is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors, upon the completion of the Acquisition.  The residual amount of the purchase price has been allocated to goodwill.  The actual amounts recorded when the Acquisition is completed may differ materially from the pro forma amounts presented herein.

E.             The adjustments to the deferred tax asset consists of $0.1 million for an interest rate lock on Family Dollar debt and a reclassification of $52.9 million of the historical Dollar Tree deferred tax asset to deferred tax liabilities, net as the combined entity has a net liability for long-term deferred taxes.

F.              The adjustments to debt record Dollar Tree’s anticipated borrowings and the related interest, to finance the estimated $6,825.4 million in cash due to Family Dollar shareholders, and other financing costs associated with the Acquisition partly offset by an adjustment to record the repayment of $201.4 million of Family Dollar long-term debt, $750.0 million of Dollar Tree long-term debt and the elimination of related interest and deferred financing cost amortization of $38.0 million for the three quarters ended November 1, 2014, $32.0 million for the four quarters ended February 1, 2014 and $52.2 million for the rolling 12 months ended November 1, 2014.  As $77.0 million of the debt that will be outstanding following the Acquisition is payable within 12 months, that amount is included in the current portion of long-term debt.

Dollar Tree anticipates that it will raise debt to finance the Acquisition as follows:

	Anticipated	Estimated	Annual	Nine Months
	Borrowing (i)	Interest Rate (ii)	Interest (iii)	Interest (iii)
	(in millions, except for interest rate)
Total debt	$8,440.0	5.29%	$446.8	$335.1

(i)            Reflects the allocation of debt as currently anticipated.  The actual allocation of the type and amount and the terms of the financing may differ from those set forth above.

(ii)         The estimated interest rate is based on three month LIBOR rates as of January 19, 2015, and the amount of bank and bond debt raised to finance the transaction.  The actual interest rates will vary and may fluctuate over the period. An increase (decrease) of 0.25% on the estimated interest rate on debt to finance the Acquisition would result in an increase (decrease) of $21.1 million in annual interest expense.

(iii)      Includes the amortization of the related debt issuance costs for all debt issuances and the commitment fee for the revolving credit facility.

G.            The adjustments to other current liabilities of $18.7 million and $227.1 million in deferred gain to eliminate Family Dollar’s deferred gain on its sale-leaseback transactions.  A reduction in the current deferred tax asset of $7.2 million and a long-term deferred tax liability of $86.9 million is also recorded as a result of this adjustment.

H.           The adjustment to other liabilities eliminates Family Dollar’s deferred rent liabilities of $73.0 million and records a deferred tax liability of $27.9 million as a result of the adjustment.

I.                The adjustment includes the elimination of the historical shareholders’ equity of Family Dollar, the elimination of Dollar Tree’s deferred financing costs of $3.8 million and estimated Acquisition transaction fees of $174.0 million.  The adjustment also records the estimated stock consideration of $1,888.6 million in Dollar Tree common stock to be issued in connection with the Acquisition.

J.                As a result of the elimination of Family Dollar’s deferred rent liabilities and sale leaseback deferred gains, the amortization of these liabilities as a reduction of rent expense has been eliminated resulting in an increase in Family Dollar’s occupancy costs, which is shown as an adjustment to cost of goods sold to conform to the Dollar Tree presentation.

K.           Interest expense has been adjusted to reflect the net effect of the issuance of new debt and retirement of Family Dollar and Dollar Tree debt.  See note F for details of the debt transactions.

L.             The pro forma condensed combined tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the statutory rates in effect for the nine, twelve and rolling twelve month periods, respectively.  The effective tax rate of the combined company could be significantly different depending on post-merger activities.

M.         The combined company does not plan to pay a dividend to shareholders after the Acquisition completion.

Dollar Tree management’s discussion and analysis of financial condition and results of operations

Funding requirements

Overview, including off-balance sheet arrangements

The following tables summarize our material contractual obligations at January 3, 2015, including both on- and off-balance sheet arrangements, and our commitments, including interest on long-term borrowings (in millions):

Contractual Obligations	Total	2015	2016	2017	2018	2019	Thereafter
Lease Financing
Operating lease obligations	$2,575.8	$575.4	$511.6	$458.1	$324.6	$234.6	$471.5
Long-term Borrowings
Senior notes	750.0	—	—	—	—	—	750.0
Forgivable promissory note	7.0	—	—	0.2	1.4	1.4	4.0
Interest on long-term borrowings	261.6	33.2	33.1	33.1	33.1	33.1	96.0
Total obligations	$3,595.4	$608.6	$544.7	$491.4	$359.1	$269.1	$1,321.5

Commitments	Total	Expiring in 2015	Expiring in 2016	Expiring in 2017	Expiring in 2018	Expiring in 2019	Thereafter
Letters of credit and surety bonds	$168.0	$168.0	$—	$—	$—	$—	$—
Technology assets	4.5	4.5	—	—	—	—	—
Telecommunication contracts	16.8	7.1	7.1	2.6	—	—	—
Total commitments	$189.3	$179.6	$7.1	$2.6	$—	$—	$—

Lease financing

Operating lease obligations.  Our operating lease obligations are primarily for payments under noncancelable store leases.  The commitment includes amounts for leases that were signed prior to January 3, 2015 for stores that were not yet open on January 3, 2015.

Long-term borrowings

Interest on long-term borrowings.  These amounts represent interest payments on the Senior Notes and Forgivable Promissory Note using the interest rates for each at January 3, 2015.

Commitments

Letters of credit and surety bonds.  We are a party to three Letter of Credit Reimbursement and Security Agreements providing $140.0 million, $100.0 million and $20.0 million, respectively for letters of credit.  Letters of credit are generally issued for the routine purchase of imported merchandise and we had approximately $150.9 million of purchases committed under these letters of credit at November 1, 2014.

We also have approximately $12.9 million of letters of credit outstanding for our self-insurance programs and $4.2 million of surety bonds outstanding primarily for certain utility payment obligations at some of our stores.

Technology assets.  We have commitments totaling approximately $4.5 million to primarily purchase store technology assets for our stores during 2015.

Telecommunication contracts.  We have contracted for telecommunication services with contracts expiring in 2017.  The total amount of these commitments is approximately $16.8 million.

Excerpts relating to Dollar Tree’s business

As of November 1, 2014, the Company operated 5,077 stores in 48 states and the District of Columbia, and 205 stores in Canada with a total of 45.8 million selling square feet. During the four quarters ended November 1, 2014, we generated net sales of $8,361.5 million, Adjusted EBITDA of $1,266.1 million, and net income of $605.8 million. During fiscal 2013, we generated net sales of $7,840.3 million, Adjusted EBITDA of $1,197.7 million and net income of $596.7 million.

As of November 1, 2014, approximately 2,935 of our stores, totaling 65% of our selling square footage, were 8,000 selling square feet or larger. We operated 219 Deal$ stores as of November 1, 2014.

A strong and efficient distribution network is critical to our ability to grow and to maintain a low-cost operating structure. In January 2015, we completed a 270,000 square foot expansion of our Joliet, Illinois distribution center.  The Joliet distribution center is now a 1,470,000 square foot fully automated facility.  We believe our distribution center network is currently capable of supporting approximately $10.5 billion in annual sales in the United States.

Stores

As of November 1, 2014, we operated 5,282 stores in 48 states and the District of Columbia, and five Canadian provinces as detailed below:

Alabama	104	Maine	27	Oklahoma	55
Arizona	94	Maryland	102	Oregon	88
Arkansas	50	Massachusetts	96	Pennsylvania	254
California	472	Michigan	192	Rhode Island	25
Colorado	83	Minnesota	97	South Carolina	96
Connecticut	56	Mississippi	63	South Dakota	9
Delaware	29	Missouri	98	Tennessee	129
District of Columbia	2	Montana	13	Texas	329
Florida	384	Nebraska	18	Utah	47
Georgia	193	Nevada	37	Vermont	7
Idaho	25	New Hampshire	30	Virginia	157
Illinois	203	New Jersey	125	Washington	95
Indiana	106	New Mexico	37	West Virginia	37
Iowa	36	New York	252	Wisconsin	99
Kansas	32	North Carolina	208	Wyoming	13
Kentucky	84	North Dakota	7
Louisiana	90	Ohio	192

Alberta	32	Manitoba	11	Saskatchewan	9
British Columbia	53	Ontario	100